UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 30, 2020 (April 29, 2020)

GUGGENHEIM CREDIT INCOME FUND 2016 T
(Exact Name of Registrant as Specified in Charter)

Delaware	814-01094	47-2016837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 Madison Avenue
New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 739-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Trustees or Certain Officers; Election of Trustees; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2020, Guggenheim Credit Income Fund 2016 T (the "Company" or "GCIF 2016 T") announced that Brian Williams has tendered his resignation as Chief Financial Officer and Treasurer to pursue other opportunities. Mr. Williams’ decision to resign is not the result of any disagreement with the Company, its advisor or their affiliates regarding their operations, policies, practices or otherwise.

The Board of Trustees of the Company, as well as all of the other members of the GCIF 2016 T team, would like to thank Brian for his contributions over the past six years of building the Company and wish him success in all of his future endeavors.

On April 29, 2020, the Board of Trustees appointed Cielo M. Ordonez as Chief Financial Officer and Treasurer of the Company effective as of May 1, 2020. Ms. Ordonez, age 38, serves as Director of Guggenheim Investments and has been with Guggenheim Partners since 2018.

Ms. Ordonez served as Controller of the Company and is responsible for the oversight of finance, accounting and fund administration for the business development companies ("BDCs") which Guggenheim advises. Prior to joining Guggenheim in August 2018, Ms. Ordonez served as Controller for Apollo Investment Corporation, a BDC, where she was responsible for accounting, finance and financial reporting of the company from 2015 to 2018. Prior to joining Apollo, Ms. Ordonez was a Senior Manager at BDO USA, LLP, where she managed audit engagements in various asset management firms specializing in hedge funds and BDCs from 2006 to 2015. Ms. Ordonez graduated cum laude from University of Santo Tomas in the Philippines, with B.S. in Accountancy. She is a Certified Public Accountant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GUGGENHEIM CREDIT INCOME FUND 2016 T

Date: April 30, 2020	By:	/s/ Amy J. Lee
AMY J. LEE
Chief Legal Officer and Secretary